Exhibit 99.1

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule14a-12 under the Securities Exchange Act of 1934, as amended

Filing Person: W. P. Carey Inc.

Subject Company: Corporate Property Associates 16 – Global Incorporated

Commission File No.: 001-32162

W. P. CAREY “Second Quarter 2013” August 6, 2013, 11:00 AM Eastern Kristin Brown Trevor Bond Katy Rice Dan Donlan Sheila McGrath

OPERATOR:

Good morning, and welcome to the W. P. Carey second-quarter earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded. I would now like to turn the conference over to Kristin Brown, vice president of investor relations. Please go ahead.

KRISTIN BROWN:

Thank you, Andrew. Good morning, and welcome, everyone, to our second-quarter earnings conference call. Joining us today are W. P. Carey’s president and C.E.O., Trevor Bond, and chief financial officer Katy Rice. Today’s call is being simulcast on our website, wpcarey.com, and will be archived for 90 days. Before I turn the call over to Trevor, I need to inform you that some statements made on this call are not historic facts and may be deemed to be forward-looking statements. Factors that could cause actual results to differ materially from W. P. Carey’s expectations are listed in our SEC filings. Now I would like to turn the call over to Trevor.

TREVOR BOND:

Thanks, Kristin. And thanks, everyone, for joining us today. It was a strong quarter, with some important highlights that I’ll discuss before turning the floor over to our C.F.O., Katy Rice. Most significantly, as many of you know, we announced last week that the boards of directors for W. P. Carey and for one of our funds, CPA:16, have agreed to merge the two companies. This transaction, which, of course, is still subject to approval by the shareholders of W. P. Carey and CPA:16, would have significant advantages to both companies. On July 26th, we presented the details of the merger in a webcast, and, hopefully, many of you were able to participate in that. And if you weren’t, then you can review the PowerPoint presentation, which we placed on our website. So, I’ll just briefly summarize it today.

It would have four primary benefits. First, it would improve the quality and stability of our earnings. We’ve made a conscious effort, over the past three years, to increase the percentage of revenue that we earn from our diversified portfolio of net lease assets and to reduce, on a relative, not an absolute, basis the percentage earned from the more cyclical investment management platform. The second benefit of the merger is that it would provide a liquidity opportunity for CPA:16 shareholders and would represent the 15th time that W. P. Carey, as a sponsor, had brought a fund full-cycle. Third, the merger would facilitate the continued growth of our dividend, as this acquisition is expected to be accretive to our AFFO per share. Finally, the merger would increase W. P. Carey’s size, scale, and liquidity. This would enhance our future access to diverse, efficiently priced capital, and also it would strengthen our currency value, which we expect to become useful as we continue to grow, both internally and externally. As I said, there’s much more detail about the transaction in that presentation, which I’d urge you to review. For example, there is a go-shop provision within the merger agreement, and, of course, it’s subject to approval by shareholder of both companies, as I mentioned. But we’re very excited about it and think it would be a very positive outcome for all our shareholders.

And now, looking at our results for the quarter, let me briefly review some of the highlights there. First, our adjusted funds from operations rose to $1.05 per share for the quarter, most of which was earned through our real-estate segment. Later, Katy will break down that number into more detail. Second, we raised our annualized dividend to $3.36 per share, which represented our 49th consecutive quarterly increase. Third, investment volume has been brisk. We structured $305 million of investments on behalf of the Managed REITs during the second quarter. And subsequent to the quarter close, we structured an additional $196 million, bringing our total growth in assets under management for the year to date, through August 6th, to about $694 million, with $193 million of that in the first quarter and the balance from April 1st through August 6th. Also, we acquired three properties on behalf of W. P. Carey Inc., for approximately $113 million, bringing our total for the year, for the public REIT, to about $185 million, and a combined $879 million for the entire W. P. Carey Group, including all the Managed REITs. Other highlights included our launch of CPA:18 and the unsecured term loan for $300 million that we used to pay off the balance of our revolver, and Katy will go into more details about that.

To return for a moment to investment activity, it’s worthwhile, I think, to now break down for you our growth in assets under management in more detail, so you can get a sense for where the investment activity has occurred, so far this year. First, of the $694 million in assets-under-management growth, about $310 million has been through CPA:17, and that includes about $90 million of investments in self-storage facilities, most of which were purchased in a portfolio transaction -- a single transaction, that is. The balance of CPA:17’s activity came from eight different transactions, including two large ones in Europe that occurred subsequent to the quarter’s close. Those included a logistics facility in Poznan, Poland, which is leased to H&M, one of the world’s largest clothing retailers, and also a new R&D facility in the Netherlands for Royal Friesland, which is one of the world’s largest dairy companies. The remaining $384 million of AUM growth stemmed from the investment activity of Carey Watermark Investors, which is a separate, non-listed REIT that is wholly dedicated to the hotel industry, with a distinct sub-adviser and board of directors, all of whom have extensive industry experience and all of whom serve on the Independent Investment Committee.

Briefly, CWI’s investment volume included three purchases: first, the 247-room Hutton Hotel, which is perhaps the top luxury hotel in Nashville, Tennessee; second, the $226-room Holiday Inn Manhattan 6th Avenue; and, third, a 75% joint-venture interest in the Fairmont Sonoma Mission Inn & Spa, which is an iconic property in Napa Valley, California. I want to emphasize here that the activity in both the storage and hotel sectors demonstrates our ability to continue developing new product silos for our investment-management platform. Before we launched a more assertive effort into each of these sectors, W. P. Carey not only had obtained direct experience in each, through net lease investors to industry leaders, as well as through an institutional fund that we manage, but also we’d spent five to six years thinking about how to mitigate and navigate the different risks involved in these new product types. And so far, we’ve been pleased that the results of those efforts are coming to fruition and enhancing our ability to grow assets under management and also enhancing the value of the investment-management platform itself by broadening the types of products we can offer to financial advisers and their customers. It’s worth noting that it is not our goal or

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intention to someday bring these storage and hotel portfolios under W. P. Carey Inc.’s balance sheet.

Now turning briefly to the investments made on behalf of W. P. Carey Inc. during the quarter, in April, we purchased the main European distribution center of the Tommy Hilfiger Group in Venlo, in the Netherlands. In June, we acquired critical R&D and Class “A” office facilities from Cargotec Corporation in Tampere, Finland. Cargotec is a Finnish public company that develops and manufactures cargo-handling machinery for ships, ports, and terminals around the world. And, finally, in June, we also purchased the corporate headquarters of the Arbella Insurance Group in Quincy, Massachusetts. The cap rates for all these transactions, including for the Managed REITs, varied widely, as you might expect, given the diversity of product type, industry, and geography. The range of initial cap rates for the net lease purchases for the year is 6.92% to 10.7%. But if you exclude the extreme ends of the spectrum, most of the transactions cluster in the low- to mid-7%’s, in terms of initial cap rates.

Turning now to what we’re seeing in the investment climate, we all know that the tone of the markets has changed since Ben Bernanke first raised the subject of tapering of quantitative easing, back in May. And despite the fact that the Fed has stated that it’s determined to keep interest rates low until growth improves significantly, events have proven that it’s not ultimately the Fed that gets to decide where interest rates land. That power rest with the bond markets, obviously, and concerns about valuations have caused bond prices to decline and yields to rise, and that, of course, has spilled over, for now, into our markets -- into the REIT markets. It’ll take some time for general investors to realize that bond math doesn’t apply to equity REITs that have built-in contractual rent increases, as 99% of our leases do, including many that are tied to the CPI index. Also, we do not receive par maturity, but, instead, a residual value that, in many cases, will rise along with the improved economic environment. So, again, bond math doesn’t apply. Yet we obviously can’t ignore the impact of a rise in interest rates on our core business. We’re conservatively leveraged, and we’ve anticipated refinancing risk for each of our recent investments by assuming increases at maturity and stress-testing different scenarios. And the end of tapering signals an improved economic environment that should provide some positive offsets.

As for new investments, the correction has caused us to reprice everything that we’re looking at. In some cases, sellers have accepted our effective pass-through of the increased interest expense in the form of price reductions, and in some cases, they haven’t. From the point of view of a C.F.O. contemplating a sale-leaseback, his or her alternative has always been to access the debt markets, and so the rise in interest rates has reduced competition from that front. That said, we do expect that, eventually, if cap rates widen in order to accommodate higher cost of debt, then we may see transaction volume slow down, because sellers can sometimes be slow to adjust their expectations downward. That hasn’t happened yet. Meanwhile, Europe has not been experiencing this same phenomenon, because it has not experienced a comparable spike in the benchmark rate -- the five-year euro swap. So our ability to source transaction there will mitigate possible declines that we might begin to see here while uncertainty over the rates continues.

But I think that, notwithstanding all the concern over the rise in rates, there are still positive spreads between the cap rates and available debt, so we continue to see sufficient volume in our pipeline to meet our goals. Also, I wouldn’t be the first to point out that the primary reason the Fed would taper Q.E. is because the economy would be recovering and inflation would be picking up. This implies an environment that’s generally positive for real-estate owners, especially in light of the limited construction that’s occurred over the past five years. And we expect that this sort of scenario will have a positive impact on our lease-rollover outcomes, as well as the internal growth

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within our own portfolio. And now, with that, I’ll turn the microphone over to Katy Rice.

KATY RICE:

Thanks, Trevor. And good morning, everyone. I’d like to review our financial results for the second quarter, walk you through our portfolio metrics, and then finish up with a discussion of some of our balance-sheet initiatives for the remainder of the year. Let’s start with our earnings. As Trevor mentioned, our second-quarter earnings reflect the impact of the CPA:15 merger, which we completed last October. Our AFFO was $72.6 million, or $1.05 per diluted share. As expected, our real-estate segment improved significantly, with AFFO up 159%, compared to the second quarter of last year, due to the addition of the CPA:15 assets. Our investment-management segment AFFO was flat, compared with the same quarter last year, but there were some offsetting factors this quarter. Investment-management AFFO was down, primarily due to the loss of the asset-management revenue associated with CPA:15, but this quarter, the decline was offset by higher structuring fees and some smaller G&A and tax impacts.

Our second-quarter results also reflect the addition of real-estate rental income from the three acquisitions we made this quarter, which totaled $113 million, although two of the three assets were acquired in June, so you won’t really see the full benefit of the additional rental income until next quarter. In addition, we benefited from one-time lease-termination fees on a few assets, totaling about $4 million. We had a robust fundraising quarter for our hotel fund, Carey Watermark, and this is reflected in the higher wholesaling revenue and reimbursed costs from affiliates, quarter to quarter. These increases were tempered by a more normalized tax provision. The decrease in our weighted-average shares outstanding this quarter reflects the settlement of the third and final sale option by the William Carey estate, in which we retired $40 million of stock held by the estate.

From a balance-sheet perspective, at the end of the quarter, our debt-to-total-assets ratio was 45%, and the weighted-average cost of our debt was 4.6%. Refinancing activity for the remainder of 2013 is modest, with $62.5 million of debt refinanced, year-to-date, and five additional loans totaling $32 million maturing throughout the remainder of the year. As we recently announced, we closed on a new $300 million term loan and used the proceeds primarily to pay down our revolver. This is a relatively short-term facility in anticipation of a recast of our revolver later in the year or early next year. We continue to have several hundred million dollars of capacity on our line of credit for additional acquisitions. At the end of the quarter, the WPC Group, which includes both WPC Inc. as well as our four managed funds, had a total AUM of $15.4 billion.

Now let’s review our WPC portfolio metrics. As of June 30th, our portfolio consisted of 423 properties, with 39.5 million square feet leased to 123 different tenants. Approximately 70% of our contractual minimum based rent is from properties that are located in the U.S., and 30% is from our international investments. At the end of the quarter, our portfolio occupancy rate was 98.9%, and our weighted-average lease term at the end of the quarter was 8.8 years. For the remainder of 2013, we have only three leases expiring, representing less than .73% of the portfolio revenue. Looking forward to 2014, we have 12 leases expiring, representing 3.1% of total portfolio revenue. We’re actively working with each of these tenants to assess their needs and formulate a game plan. In most cases, we expect the tenants to renew. However, we do expect some of these properties to become vacant and are working on alternative outcomes, including leasing the property to a new tenant or selling to, or joint-venturing with, a local entrepreneurial developer who can reposition the property.

Finally, as we announced earlier in the quarter, we increased our quarterly dividend by 2.4% to 84 cents per diluted share, or $3.36 per share on an annualized basis. With respect to our earnings forecast for the remainder of the year, the first- and second-

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quarter results are a reasonable proxy for the next couple quarters. As I mentioned on our call in May, we expect to access a greater variety of capital sources to fund our growth and lower our cost of capital. In the coming quarters, as our secured debt rolls off, we plan to build an unencumbered asset pool in anticipation of becoming an unsecured borrower. A new, larger revolving-credit facility will be an important component of our plan. We expect this shift to take 12 to 18 months and will be dependent on the timing of our investment volume and the expense involved in prepaying certain secured-debt obligations. And with that, I think we’d like to open it up to questions.

OPERATOR:

We will now begin the question-and-answer session. To ask a question, you may press star, then 1, on your touch-tone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. Once again, to ask a question, please press star, then 1. The first question comes Dan Donlan of Ladenburg Thalmann. Please go ahead.

DAN DONLAN:	Thank you, and good morning.

TREVOR BOND:	Hi, Dan.

DAN DONLAN:

I’m sorry, I was a little late getting on the call, so I wasn’t sure if you guys covered this, but I was curious. Could you talk about the lease roll and how that looks for next year? I remembered that Carrefour was kind of a bigger percentage. I don’t know if that has changed, and I think maybe they were supposed to notify you if they were going to renew or not. Is there any update there?

TREVOR BOND:

Yeah. Thanks for the question, Dan. We’ve addressed all the lease expirations for the remainder of 2013. And in 2014, we now have 11 leases expiring, which represents -- and this is a reduction -- it represents only 3.1% of portfolio revenue, because, since our last call, the eight leases on the Carrefour distribution facilities have been extended for another year.

DAN DONLAN:

Okay. How did the extension work? Did they have the ability to extend for longer, or is this going to be a recurring thing where we’re waiting for this? Or why weren’t you able to maybe keep them for a little bit longer than that, on the renewal?

TREVOR BOND:

Well, by contract, they have the right to do it one year at a time. But Tom Zacharias, our chief operating officer, and his team are actively engaged in negotiations and a dialogue with Carrefour all the time, to look at that. And, obviously, it would be our preference to extend those leases. And they may want to extend some longer than others. But we think it’s promising that they extended these and that, generally, they do tend to signal ahead of time as to a different intention, and we haven’t, to date, heard any signals that would indicate a different direction. We can’t promise that, though, and so we’ll continue to keep you posted as that unfolds.

DAN DONLAN:

Okay. And then, as far as the potential merger with CPA:16, does that in any way impact your ability to acquire properties on balance sheet at all? I know it’s taking your leverage up just a touch, but we’re just curious if you’re going to maybe table that until you kind of figure out whether or not you guys are going to be able to be the winning bidders there.

KATY RICE:

Yeah. Hey, Dan, it’s Katy. Really, one of the reasons that we did the new term-loan facility was to create capacity for additional acquisitions on the balance sheet. So we’ve paid down our line of credit, and we have several hundred million dollars of capacity so that we would have that incremental capital before we do a larger recast of our line of credit, probably later in the year.

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DAN DONLAN:

Okay. And then, as far as potential equity down the road, is that something that you would need to actually close on the CPA:16 transaction, or do you feel, once the go-shop period ends, whether you are or are not the winning bidder, that that’s good enough for you guys to maybe consider, depending upon the acquisition market, potentially issuing equity?

KATY RICE:

Yeah, we’ve outlined a couple different scenarios. I think, to the extent we acquire CPA:16, we do not need to issue equity to acquire it. Obviously, it’s a stock-for-stock deal, so we’re issuing equity to those shareholders, but not an additional offering. But I think what you’re pointing out is, obviously, leverage will increase at that point, because the CPA:16 portfolio has a higher leverage ratio than the WPC balance sheet right now. And to the extent we move forward in the ratings process and try to get an unsecured rating, we would probably need to bring that leverage down into the typical metrics. So that would be one scenario. I think the other scenario is, as we continue to grow the balance sheet with acquisitions, at some point, we will want to delever those, because we’re buying them effectively with our line of credit right now. So, in either case, at some point, we will be looking to the equity markets.

DAN DONLAN:

Okay. And then, just generally speaking, on kind of acquisitions, how are you seeing, in transaction volume, trending kind of the back half of the year? Do you feel like there’s more coming available now than maybe you thought was going to come at the beginning of the year? And it sounds like Europe maybe is doing a little bit better. Do you think that’s going to drive more volume there? And any color around that would be helpful.

TREVOR BOND:

Well, I think, on a risk-adjusted basis, we’re clearly seeing what I would describe as better transactions than Europe. That said, we’ve done a fair amount here in the U.S. And it’s possible that, with a rise in interest rates, that our competition in the U.S. will be somewhat hamstrung. For instance, anyone relying on short-time floating-rate debt, who may have been bidding up prices in certain scenarios is clearly going to be at more of a disadvantage now. And also, as I said, much of the time, our primary competition in any given deal -- at least, a sale-leaseback deal -- is the debt markets. And so, if the price of debt rises, then a C.F.O. has fewer alternatives, and a sale-leaseback begins to look more attractive.

So it is a little bit difficult to handicap in terms of the volumes. We’re off to a pretty good start. It’s rare that on the second-quarter call, in early August, that we would have achieved a volume already, for the whole group, of close to $900 million. I can’t promise that you can just annualize that, take the first two-thirds of the year, and then say that the final third of the year is going to be another $300 million. Very difficult to handicap that. But I think that we still have a good pipeline. And as I mentioned before, it is possible that some of the things that are in the pipeline may get delayed or even canceled by us or by the seller, because, if we see this rise in interest rates persist, we’re clearly going to price that into our price. And if that means a lower price than the seller expects, then volume may go down.

DAN DONLAN:

Okay, understand. And then, just on CPA:18, I don’t know if you covered this, but what is your expectation for capital raising? And if you can’t give that, maybe you can kind of give, historically, maybe from CPA:16 and CPA:17, kind of what the monthly flows you guys are able to average -- at least, in the first 12 to 18 months of a fund life.

TREVOR BOND:

It’s very difficult to say, as you’ve said. They tend to ramp up at different paces, depending, of course, on the environment that we’re in -- some faster or slower. But the fund is registered for $1 billion. I can’t tell you when we expect that to fully fund. I will say that capital actually is not a problem for us right now, because we still do have dry

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powder in CPA:17, and we expect to have that invested by, I would say, perhaps the first or second quarter of 2014.

DAN DONLAN:	Okay.

TREVOR BOND:	So I think that if CPA:18 is slower than historical norms, I don’t think that’s going to present a problem for us in terms of our ability to grow our assets under management.

DAN DONLAN:

Okay. And then, just given that you spoke about potentially finishing up CPA:17 first, second quarter of next year -- I’m not going to hold you to that -- but could you maybe remind us of how soon after the CPA:16 close did that fund begin to explore strategic alternatives?

TREVOR BOND:	Many, many years.

DAN DONLAN:	Okay.

TREVOR BOND:	CPA:16 started in 2003, so that was 10 years. That’s not a predictor of future events.

DAN DONLAN:	Right. I guess I’m saying, when did the fund close its fundraising effort? Or when did it put its last dollar to work?

KATY RICE:	CPA:16?

DAN DONLAN:	Yes.

TREVOR BOND:	CPA:16?

KATY RICE:	2008.

DAN DONLAN:	2008. Okay, so that’s quite a lead time then. So even if you close CPA:17, you could hold that thing for another five years before you might explore some type of liquidity then, I guess.

TREVOR BOND:	Just to point out, there were two phases of that offering, and the first phase was fully invested by 2005.

DAN DONLAN:	Okay.

TREVOR BOND:	Then, there was a follow on, and that was fully invested by 2008.

DAN DONLAN:

Okay, okay. All right, and I guess, why is that? Why did it stay? That predates when I covered the company. Why did it stay outstanding for so long, when you weren’t doing any acquisitions? Is it just that -- obviously, by the end of 2008 -- the market just wasn’t there? I guess what I’m saying is, if the market is there for the funds, would you consider accelerating liquidity events, versus maybe what you’ve done in years past?

TREVOR BOND:

Well, the reason for that extended offering period in the follow on was simply that that’s been the nature of the public nonregistered REIT business. And I think that’s probably changing now. But in the past, you would have extended offerings, and the money would be invested. And it’s administratively easier in many ways to have a follow on, and it also makes more sense in terms of the G&A and whatnot. So that’s more of a historical fact. CPA:18 is expected to be, as I said, $1 billion, versus some of the much larger funds that we had sponsored, the last three. I don’t know whether that answers your question, but we do expect it to be different.

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KATY RICE:

But, Dan, also, I think our investors, historically, in CPA funds, are focused on current income. Obviously, the IRR is important. And I think what you’re getting at is how quickly you can turn the IRR. But our investors have typically been more focused on the longevity of the current income stream.

DAN DONLAN:

Right, understood, as they should. I guess what I was kind of looking for is, when should we kind of expect CPA:17, once it invests all of the proceeds and gets in full, when will we expect them to announce a potential liquidity event? And it sounds like it can vary by a number of years.

KATY RICE:

Yeah. I think the liquidity events are, obviously, sort of in the 8- to 10-year range, but, obviously, that will depend on market conditions. And as you know, the CPAs have independent boards that review those options as they enter into their liquidity periods.

DAN DONLAN:	Okay. All right, thank you.

OPERATOR:	Again, if you’d like to ask a question, please press star, then 1, on a touch-tone phone. The next question comes from Sheila McGrath of Evercore. Please go ahead.

SHEILA McGRATH:

Yes. Good morning. Trevor, it seemed like CWI was pretty active on the acquisition front. Can you remind us was there any particular drivers of that? And can you also remind us how big that fund is and where you are, kind of in the fundraising stage, for that?

TREVOR BOND:

Sure. Well, the activity, I think, is driven just by the very good opportunities that the Watermark team had unearthed in different markets across the country. It’s focused on the U.S. domestically. And so, like anything else, they look at a lot and invest in just a few. And those were the ones that came to our attention. So, good properties in solid markets. Not necessarily primary markets, but the theory is, good going in income, but also the potential to improve that income with some selected investments of capital. Some of these were somewhat capital-constrained, so a little bit of capital goes a long way in improving the revenue per available room. They’re not IRR-driven investments in the sense that we buy them cheap and then sell them and flip them and get much of the return from the back end. We expect more of a steady income-growth scenario in those. In terms of the size of the fund, the fund should close soon, because its stated life is, I think, at the end of September -- September 15th. And so we’ve seen a pickup in fundraising activity, as you’d expect, towards the close of a fund. I don’t have the exact number for how much CWI has raised, but we expect that it will be...

KATY RICE:	Five and a quarter. A little over.

TREVOR BOND:	$525 million or so, by the time. That’s our best guess.

SHEILA McGRATH:	And because that’s a different property type than you’re typically focused on, would that eventually be considered that you would want to wholly own it, or not necessarily, because it’s lodging?

TREVOR BOND:	Thanks for asking. Actually, I did touch on that briefly at the beginning.

SHEILA McGRATH:	Oh, I’m sorry.

TREVOR BOND:

Maybe not as clearly. I wanted to emphasize that we don’t intend to bring the storage assets that we purchase through our CPA funds, or the hotels that are purchased through CWI.  It’s not our goal or our intention to bring them on to W. P. Carey’s balance sheet. And they have teams in place that can manage them, should other options appear or be considered by us down the road.

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SHEILA McGRATH:

And then I apologize if you touched on this, but on CPA:18, in terms of when we’re looking at kind of the impact to the bottom line, in terms of wholesaling revenues, et cetera, can you give us any insight to how we should think about that in the back half of the year?

TREVOR BOND:	Very little.

KATY RICE:	Yeah.

TREVOR BOND:	De minimis.

KATY RICE:	I would say, yeah, just maybe a little bit in the fourth quarter, but much more so in 2014.

SHEILA McGRATH:

Okay, that’s helpful. And then, Trevor, just kind of, big-picture-wise, we’ve heard different companies talk about real big volumes of fundraising, and then you guys, it seems like it’s a little bit smaller volumes. Can you just remind us on your philosophy of capital raising? Do you intentionally slow down the fundraising at different points in the cycle?

TREVOR BOND:

We do. We have in the past. Certainly just before the last crisis, we had stepped out of the market on a couple of different occasions. In this particular case, our fundraising has been not as robust, simply because we closed CPA:17 at the end of the year, and it did take time to launch CPA:18, just because of the regulatory hurdles that are involved with the SEC and FINRA and all the states, and then also getting select dealer agreements with each of the broker-dealers that carry the products. So there’s some frictional time involved. And that had been anticipated by Mark Goldberg, who’s the president of Carey Financial, a captive subsidiary owned by the REIT. So it’s something that we had anticipated and hasn’t impacted us in terms of growth of AUM, because we had, as I mentioned, and still have, sufficient dry powder in CPA:17.

SHEILA McGRATH:	Okay.

TREVOR BOND:

And also, I’ll point out, Sheila, if you don’t mind, the real benefit, actually, from our point of view -- from management’s point of view -- is that the sales force, because there was no CPA product to sell, had Carey Watermark investors to sell a hotel product which was new when we first launched it, a couple years ago. And it gave them a chance to focus on something different and new, which is further enhancing their ability to sell other products. So that’s been a benefit, because the fundraising has picked up from the hotel fund.

SHEILA McGRATH:

Okay. And then, just moving over to the pending merger, CPA:16 filed a 10-Q today. And I haven’t had a chance to go through it yet. But when you originally forecasted the accretion for the potential transaction, was all your estimates, were they all off of first quarter, or would the new filing necessarily impact the potential accretion?

KATY RICE:	Yeah. Hey, Sheila. The accretion numbers that we gave are really thinking through the timing, which probably the transaction wouldn’t close until the first quarter of 2014.

SHEILA McGRATH:	Okay.

KATY RICE:

So you can use those numbers. I don’t think, for CPA:16, there will be significant material changes to the numbers, because, other than some small sales and refinancings, it’s a relatively static pool, if you will. All right?

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SHEILA McGRATH:	Okay.

KATY RICE:

But there are a lot of ups and downs. You have to add the lease revenue, reduce it by the asset-management revenues that we’ve received from CPA:16, adjust for our ownership interest, make G&A and tax adjustments. And then, obviously, the wide range of the accretion numbers that we gave were based on the ends of the collar that we negotiated -- the price collar -- and the share count associated with that. So it’s a pretty wide range, but there’s a lot of different inputs.

SHEILA McGRATH:

Okay. And then can you just remind us, on the go-shop -- that’s a couple more weeks -- is it a process that the investment banks running it give you information that there are other people looking and there’s a bid coming, or you’re not updated? I just don’t know how that works.

TREVOR BOND:	That would be nice.

SHEILA McGRATH:	[ Laughs ]

TREVOR BOND:

However, no. We will not know, really, anything about that process. There’s a data room that is completely controlled by Barclays, the investment banker. And so they’re running that process completely independently and reporting to the CPA:16 special committee directly.

SHEILA McGRATH:	I see, okay. And so what is the date? When does it end, another two weeks?

KATY RICE:	August 24th.

SHEILA McGRATH:

August 24th, okay. And last question. And I missed the first part of the call, if you touched on this. On the estate shares, can you just update us how we should think about that? I did see that the estate filed a 144 today. Just update us how we should think about that.

TREVOR BOND:

Sure. The estate now roughly controls or owns approximately 10 million shares of our 69-plus-or-minus. By the terms of the will -- and this is something that I had mentioned on earlier calls -- much of that -- some 60% of it -- is intended to go to the foundation, which is its committed, long-term owner. And then the balance would be distributed amongst individual legatees, most of whom are family members of Bill, who also have indicated a long-term commitment to the company. So we don’t expect a big overhang. The 144 that you see, that’s registered, is for a certain amount that would cover expenses -- tax reserves and other expenses -- of managing the estate. And we feel that they’ll be prudent in how they actually go about obtaining that -- the sales.

SHEILA McGRATH:	Okay. Okay, great. Thank you very much.

TREVOR BOND:	Thank you.

OPERATOR:	Next question comes from Dan Donlan of Ladenburg Thalmann, for a follow-up. Please go ahead.

DAN DONLAN:	Yeah, Katy, just going back to the guidance on post the merger, is that just what we should add to the annual number, or is that, given the timing, just what would be added to 2014?

KATY RICE:	Yeah, the accretion numbers we gave would be the additions to 2014.

W. P. Carey

August 6, 2003 11:00 AM Eastern

DAN DONLAN:	So, if the transaction closed exactly at year-end, would there be more accretion? That’s what I’m trying to get at. I’m sorry.

KATY RICE:

Oh, yeah, okay. We are assuming a January closing, either 1st or 31st. So that probably won’t be a huge differentiating factor on timing. But this is subject to SEC review, shareholder vote, the go-shop. There’s lots of timing of things that could change that.

DAN DONLAN:

Sure. So you’re saying that if it’s delayed, then the accretion would be less than what you guided. I guess you’re telling me that the accretion number is not as if you closed at the end of the year. It is simply what you expect, based upon when it’s going to close, under your existing assumptions, right?

KATY RICE:	Yeah. We thought, in January sometime.

DAN DONLAN:	Right.

KATY RICE:

So that wouldn’t be that different. But, remember, most of the accretion is adding the real-estate revenue from CPA:16 to WPC. So the sooner you get it in there, in the year, the more accretion for the year.

DAN DONLAN:

Right. I’m just trying to get to the correct run rate on a going-forward basis, more or less. And appreciate that collar. And then is there anything else external that you’re assuming in that accretion, or is that just on the deal alone? Is there any type of capital raises? And I think you addressed this the last call. Just wanted to double-check. But any type of debt or equity raises, or is that just simply saying, “The balance sheet, where we see it at the end of the year, that’s the accretion that we see”?

KATY RICE:

Yeah, we have an internal model that, obviously, we’re not providing guidance at this time. We hope to, at some point in the future. But for 2014, that does include additional acquisitions for WPC, increased interest-rate environment, a normalization of our leverage -- all the things that you would look to in a 2014 plan. So those are all included in our thought process.

DAN DONLAN:	Okay. Okay, thank you.

KATY RICE:	Mm-hmm.

TREVOR BOND:	Thank you.

OPERATOR:	This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your line.

W. P. Carey

August 6, 2003 11:00 AM Eastern